UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2025

STARWOOD REAL ESTATE INCOME TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-56046	82-2023409
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2340 Collins Avenue Miami Beach, FL 33139

(Address of principal executive offices, including zip code)

(305) 695-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2025, the board of directors (the “Board”) of Starwood Real Estate Income Trust, Inc. (the “Company”) appointed Nora Creedon to serve as the Company’s Chief Executive Officer and President, effective July 28, 2025. Ms. Creedon’s appointment coincides with the resignation of Sean Harris, the Company’s current Chief Executive Officer and President, on May 8, 2025 and effective July 28, 2025. In addition, Mr. Harris notified the Board that he would not stand for reelection as a director of the Company at the Company’s next annual meeting of stockholders. Mr. Harris’s resignation was not due to any disagreement with the Company, its advisor or any of its affiliates.

Biographical information with respect to Ms. Creedon is set forth below. The appointment of Ms. Creedon was not made pursuant to any arrangement or understanding between her and any other person.

Nora Creedon, 46, will serve as the Company’s Chief Executive Officer and President effective July 28, 2025. Prior to her appointment as the Company’s Chief Executive Officer and President, Ms. Creedon was a Managing Director at Goldman Sachs in the private real estate group within Asset & Wealth Management. She most recently served as the chief executive officer and President of Goldman Sachs Real Estate Income Trust, Inc. (“GS REIT”), a public, non-listed equity REIT. She also oversaw the real estate investments of the Exchange Fund series, which included approximately $4 billion of core real estate. Ms. Creedon served on the Global Real Estate Investment Committee at Goldman Sachs. Prior to her role as the chief executive officer and President of GS REIT, Ms. Creedon was the Global Head of REITs and Infrastructure strategies within Fundamental Equity investing at Goldman Sachs. Ms. Creedon first joined Goldman Sachs in 2001 and rejoined the firm in 2010 after working at Fidelity Investments from 2004 to 2007 and Fortress Investment Group from 2007 to 2010. Ms. Creedon received a B.S. in Foreign Service from Georgetown University.

Indemnification Agreement

In connection with Ms. Creedon’s appointment as Chief Executive Officer and President, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Ms. Creedon (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in her role as an officer of the Company or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding that may give rise to indemnification under the Indemnification Agreement.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Form of Director and Officer Indemnification Agreement, which is filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025.

Item 7.01. Regulation FD Disclosure

On May 14, 2025, the Company issued a press release announcing the foregoing leadership changes. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Starwood Real Estate Income Trust, Inc. dated May 14, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD REAL ESTATE INCOME TRUST, INC.

Date: May 14, 2025	By:	/s/ Matthew Guttin
Matthew Guttin
Chief Compliance Officer and Secretary